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                                                                 EXHIBIT NO. (1)




























                    FORM OF RESOLUTION OF BOARD OF DIRECTORS






















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RESOLUTION OF THE DIRECTORS OF ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
ESTABLISHING THE ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A



     BE IT RESOLVED, that the Company, pursuant to the provisions of Section 4240 of the New York Insurance Code, hereby establishes a separate account designated as the Allstate Life of New York Separate Account A ("hereinafter Separate Account A") for the following use and purposes, and subject to such conditions as hereinafter set forth.

     BE IT FURTHER RESOLVED, that Separate Account A shall be established for the purpose of providing for the issuance by the Company of flexible premium deferred variable annuity contracts with market value adjustment features or such other contracts ("Contracts") as the President or a designated officer may designate for such purpose and shall constitute a separate account into which are allocated amounts paid to or held by the Company under such Contracts; and

     BE IT FURTHER RESOLVED, that the income, gains and losses, whether or not realized, from assets allocated to Separate Account A, in accordance with the Contracts, will be credited to or charged against such account without regard to other income, gains or losses of the Company; and

     BE IT FURTHER RESOLVED, that multiple sub-account investment divisions be, and hereby are, established within Separate Account A to which net payments under the Contracts will be allocated in accordance with the terms of the Contracts issued, and that the President or a designated officer be, and hereby is, authorized to increase or decrease the number of investment divisions as deemed necessary or appropriate; and

     BE IT FURTHER RESOLVED, that the President or a designated officer and Treasurer be, and they hereby are, authorized to deposit such amount in Separate Account A or in each investment division thereof as may be necessary or appropriate to facilitate the commencement of the Account's operations; and

     BE IT FURTHER RESOLVED, that the President of the Company or a designated officer be, and is hereby, authorized to change the designation of Separate Account A to such other designation as it may deem necessary or appropriate; and

     BE IT FURTHER RESOLVED, that the appropriate officers of the Company, be, and they hereby are, authorized on behalf of Separate Account A and on behalf of the Company to take any and all action that they may deem necessary or advisable in order to sell the Contracts, including any filings and qualifications of the Company, its officers, agents and employees, and the Contracts under the insurance laws of any of the states of the United States of America or other jurisdictions, and in connection therewith, to prepare, execute, deliver and file all such applications, reports, covenants, resolutions, applications for exemptions, consents to service of process and other papers and instruments as may be required under such laws, and to take any and all further action which said officers or counsel of the Company may deem necessary or desirable (including entering into whatever agreements and contracts may be necessary) in order to maintain such qualifications for as long as said officers or counsel

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deem them to be in the best interests of Separate Account A and the Company;
and

     BE IT FURTHER RESOLVED, that the appropriate officers of the Company, with such assistance from the Company's auditors, legal counsel and independent consultants or others as they may require, be, and they hereby are, authorized and directed to take all action necessary to: (a) register Separate Account A as a unit investment trust under the Investment Company Act of 1940, as amended;
(b) register the Contracts in such amounts, which may be an indefinite amount, as the officers of the Company shall from time to time deem appropriate under the Securities Act of 1933; and (c) take all other actions which are necessary in connection with the offering of said Contracts for sale and the operation of Separate Account A in order to comply with the Investment Company Act of 1940, the Securities Exchange Act of 1934, the Securities Act of 1933, and other applicable federal laws, including the filing of any amendments to registration statements, any undertakings, and any applications for exemptions from the Investment Company Act of 1940 or other applicable federal laws as the officers of the Company shall deem necessary or appropriate; and

     BE IT FURTHER RESOLVED, that the President and the General Counsel, and either of them with full power to act without the other, hereby are severally authorized and empowered to prepare, execute and cause to be filed with the Securities and Exchange Commission on behalf of Separate Account A and by the Company as sponsor and depositor, a Form of Notification of Registration on Form N-8A, a Registration Statement registering Separate Account A as an investment company under the Investment Company Act of 1940, and a Registration Statement under the Securities Act of 1933; and

     BE IT FURTHER RESOLVED, that the President of the Company or a designated officer is hereby authorized to execute agreements, on such terms and subject to such modifications as deemed necessary, with qualified banks or other qualified entities to provide administrative and/or custodial services in connection with the establishment and maintenance of Separate Account A; and

     BE IT FURTHER RESOLVED, that since it is expected that Separate Account A will invest in securities issued by one or more investment companies, the appropriate officers of the Company are hereby authorized to execute whatever agreement or agreements as may be necessary or appropriate to enable such investments to be made; and

     BE IT FURTHER RESOLVED, that the appropriate officers of the Company, and each of them, are hereby authorized to execute and deliver all such documents and papers and to do or cause to be done all such acts and things as they may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.